Exhibit 99.1

RMS Medical Pre-Announces Strong Quarterly Sales Growth and Change in Leadership

•	Quarterly Net Sales increased 17.6% over the comparable period.

•	Fifth consecutive quarter of Net Sales growth.

•	Announced appointment of Dan Goldberger as Chairman and interim Chief Executive Officer, replacing Andrew Sealfon.

•	Company to announce financial results for the quarter ended June 30, 2018 August 6th with accompanying conference call August 7th.

CHESTER, N.Y., July 26, 2018 /PRNewswire/ -- Repro Med Systems, Inc. dba RMS Medical Products (OTCQX: REPR) today announced top line results for the second quarter ended June 30, 2018 and organizational changes.

Net Sales grew for the fifth consecutive quarter to $4.5 million, a 17.6% increase over $3.8 million reported during the second quarter of 2017. The increase in Net Sales was driven primarily by higher sales of needle sets.

In addition, RMS Medical’s Board of Directors has elected Daniel Goldberger, Board Member, to the position of Chairman and interim President and Chief Executive Officer.

“I look forward to building on the foundation that Andy has laid over thirty years and we appreciate his service,” said Dan Goldberger, RMS Medical’s interim Chairman, President and Chief Executive Officer. “The invention of the Freedom60 has improved the lives of thousands of chronically-ill patients around the globe, and RMS’ portfolio of products has enormous application potential. Andy’s long list of accomplishments has positioned RMS well for strong long-term growth of revenue and shareholder value.”

Mr. Goldberger joined the Board of Directors in April 2018 and is a member of the Governance and Nomination committee. He has held senior leadership and Board of Directors positions at high growth public and private medical technology companies including Xtant Medical Holdings, Sound Surgical Technologies LLC, Xcorporeal and Glucon.

“The prospects for the company are very bright, and we are excited to engage new leadership to embark on our next phase of significant growth,” stated Joseph Manko, member of the Board of Directors.

The company also announced that it will report financial results for the period ended June 30, 2018 after the close of the market on August 6, 2018. An accompanying conference call will be held on Tuesday, August 7, 2018, at 9:00 AM ET. Please refer to the information below for conference call dial-in information and webcast registration:

Conference date: August 7, 2018, 9:00 AM ET

Conference dial-in: 877-269-7756

International dial-in: 201-689-7817

Conference Call Name: RMS Medical Products (OTCQX: REPR) Second Quarter 2018 Results Call

Webcast Registration: Click Here

Following the live call, a replay will be available on the Company’s website, www.rmsmedicalproducts.com, under “Investor Relations.”

About RMS Medical Products

The Company develops, manufactures and commercializes medical products used for home infusions and suctioning. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, RMS Precision Flow Rate Tubing™ and RMS HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in professional healthcare settings as well as at home. The Company’s RES-Q-VAC® line of medical suctioning products is used by emergency medical service providers in addition to a variety of other healthcare providers. For more information about RMS Medical Products, please visit www.rmsmedicalproducts.com.

The results of operations for the periods presented herein are not necessarily indicative of the results to be expected in the future.

Contact:

For investor inquiries:

CG Capital

for RMS Medical Products

877-889-1972

investorrelations@cg.capital